Exhibit 99.4

Biomoda, Inc.
Income Statement

		2009	2010	2011	2012	2013
Sales		500,000	9,000,000	22,000,000	27,500,000	34,375,000
R&A, uncollectibles, etc.		30,000	540,000	1,320,000	1,650,000	2,062,500
Net sales		470,000	8,460,000	20,680,000	25,850,000	32,312,500
Cost of Sales		100,000	1,550,000	4,400,000	5,500,000	6,875,000
Gross margin		370,000	6,910,000	16,280,000	20,350,000	25,437,500
Ratio to sales			77%	74%	74%	74%
Operating Expenses:
Sales & Marketing
S & M Salaries		25,046	353,158	612,543	729,366	803,108
Commissions		47,000	846,000	2,068,000	2,585,000	3,231,250
Advertising		-	25,000	200,000	700,000	1,400,000
Promotion		10,000	25,000	275,000	800,000	1,700,000
Travel		25,000	60,000	80,000	88,000	96,800
Consultants		100,000	100,000	100,000	105,000	110,250
Depreciation		-	3,067	19,467	24,467	34,433
S & M total		207,046	1,412,224	3,355,009	5,031,833	7,375,841
Ratio to sales			16%	15%	18%	21%

Operations
Operations Salaries		72,752	555,628	723,729	769,067	877,733
Travel		20,000	50,000	60,000	66,000	72,600
Consultants		196,000	175,000	175,000	183,750	192,938
Depreciation		2,301	12,835	22,035	22,800	19,533
Staff repayment		-	-	-	-	-
Operations Total		291,053	793,462	980,764	1,041,617	1,162,804
Ratio to sales			9%	4%	4%	3%

R & D
R&D Salaries		145,215	239,799	414,113	440,280	464,519
Consultants		20,000	20,000	20,000	21,000	22,050
Advisory Boards		-	50,000	100,000	52,500	55,125
Travel		5,000	12,000	20,000	22,000	24,200
Clinical trials		130,000	230,000	495,000	730,000	1,250,000
Supplies, materials, samples		122,000	135,000	202,500	325,000	525,000
Validation studies		30,000	140,000	287,500	350,000	600,000
Depreciation		-	-	-	-	-
VA Credit		(452,215)	(826,799)	(1,539,113)	(1,940,780)	(2,940,894)
R&D Total		-	-	-	-	-
Ratio to sales			0%	0%	0%	0%

G & A Expenses
G & A Salaries		572,636	804,851	945,625	1,051,669	1,112,195
Insurance		8,000	10,000	10,500	11,550	12,705
Travel		30,000	60,000	80,000	88,000	96,800
Professional fees		40,000	100,000	160,000	176,000	193,600
Consultants		-	25,000	25,000	26,250	27,563
Rent, Phone, mail		48,000	50,000	52,500	60,000	70,000
Patent license fees		35,700	507,600	1,240,800	1,395,900	1,551,000
Depreciation & Amortization		10,833	25,567	49,100	54,100	55,500
Total G & A Expenses		745,169	1,583,017	2,563,525	2,863,469	3,119,363
Ratio to sales			18%	12%	10%	9%

Total Operating Exp		1,243,268	3,788,704	6,899,299	8,936,919	11,658,008
EBIT		(873,268)	3,121,296	9,380,701	11,413,081	13,779,492
Interest Expense		57,239	51,210	45,681	27,787	13,894
Income taxes		-	1,228,034	3,734,008	4,554,117	5,506,239
Net income (loss)		(930,507)	1,842,052	5,601,012	6,831,176	8,259,359
Ratio to sales			20%	25%	25%	24%
IRR	305%

Average shares outstanding
Basic		86,958,401	98,358,401	99,358,401	99,358,401	99,358,401
Diluted		86,958,401	98,358,401	99,358,401	99,358,401	99,358,401

Earnings per share
Basic		(0.01)	0.02	0.06	0.07	0.08
Diluted		(0.01)	0.02	0.06	0.07	0.08